Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Prospectus, which is part of this Registration Statement on Form S-8 of our report dated March 28, 2013, with respect to the consolidated balance sheets of FS Bancorp, Inc. and subsidiary as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, which report appears in the Annual Report on Form 10-K of FS Bancorp, Inc. for the year ended December 31, 2012.

/s/ Moss Adams LLP

Bellingham, Washington
December 18, 2013